UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2015

PROPEL MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-55360	47-2133177
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

525 Washington Blvd, Suite 2620, Jersey City, New Jersey	07310
(Address of Principal Executive Offices)	(Zip Code)

(201) 539-2200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2015, John Quelch was appointed as a director of Propel Media, Inc. (“Propel”).

John A. Quelch, C.B.E., D.B.A., has been the Charles Edward Wilson Professor of Business Administration at Harvard Business School and professor in Health Policy and Management at Harvard School of Public Health since February 2013. Between February 2011 and January 2013, Dr. Quelch served as Dean, Vice President and Distinguished Professor of International Management at the China Europe International Business School in Shanghai. From July 2001 through January 2011, he was professor and Senior Associate Dean at the Harvard Business School. From July 1998 through June 2001, he was Dean of the London Business School. Dr. Quelch also serves as a director of Luvo, a food company, and Alere Inc., a rapid diagnostics test company. Dr. Quelch served as a director of DataLogix from 2013 to 2015, of WPP plc from 1988 to 2013, of Pepsi Bottling Group from 2005 to 2010 and of Gentiva Health Services, Inc. from 2006 to 2009. Through his international business experience and academic credentials, Dr. Quelch brings to Propel’s Board both industry and academic expertise in marketing and organizational management.

Upon the appointment of Dr. Quelch, Propel issued him an option to purchase an aggregate of 350,000 shares of Propel’s common stock at an exercise price equal to $0.55 per share, which was the fair market value of the common stock on the date of grant, vesting over three years.

Propel also entered into its standard form of indemnification agreement with Dr. Quelch that provides customary indemnification rights.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2015	PROPEL MEDIA, INC.

	By:	/s/ Robert Regular
Name: Robert Regular
Title: Chief Executive Officer

3